Exhibit 99.1

Prospect Capital Reports $0.28 of Net Investment Income per Share in
December 2015 Quarter, a $0.02 Increase Over Prior Quarter and Exceeding $0.25 per Share Declared Dividend
NEW YORK - (Marketwired) - February 9, 2016 - Prospect Capital Corporation (NASDAQ: PSEC) (“Prospect” or “we”) today announced financial results for our second fiscal quarter ended December 31, 2015.
For the December 2015 quarter, our net investment income (“NII”) was $100.9 million or $0.28 per weighted average share. NII increased by $9.7 million on a dollars basis and increased by $0.02 on a per share basis compared to the September 2015 quarter, driven primarily by an increase in dividend income. NII increased by $9.6 million on a dollars basis and increased by $0.02 on a per share basis compared to the December 2014 quarter.
For the six months ended December 31, 2015, our NII was $192.1 million or $0.54 per weighted average share. For the six months ended December 31, 2014, our NII was $185.8 million or $0.53 per weighted average share. NII increased by $6.3 million year-over-year on a dollars basis and increased by $0.01 on a per share basis, driven primarily by an increase in dividend income.
As a tax-efficient regulated investment company, our 90% minimum shareholder dividend payout requirement is based on taxable income (“distributable income”) rather than GAAP net investment income. Distributable income from time to time can decouple from NII. In the December 2015 quarter, we generated distributable income of $99.9 million or $0.28 per weighted average share, similar to NII and exceeding our $0.25 per share of dividends by $0.03 per share.
While regulated investment companies may utilize “spillback” dividends in the subsequent tax year to count toward prior year distribution requirements, distributable income consistently in excess of dividends enhances the possibility of future special dividends in order to maintain regulated investment company status.
We have previously announced monthly cash dividends to shareholders of $0.08333 per share for December 2015 and January 2016. Earlier today, we announced the declaration of monthly cash dividends in the following amounts and with the following dates:

•	$0.08333 per share for February 2016 to holders of record on February 29, 2016 with a payment date of March 24, 2016;

•	$0.08333 per share for March 2016 to holders of record on March 31, 2016 with a payment date of April 21, 2016; and

•	$0.08333 per share for April 2016 to holders of record on April 29, 2016 with a payment date of May 19, 2016.
Since our IPO ten years ago through our April 2016 distribution, assuming our current share count for upcoming distributions, we will have distributed more than $14.62 per share to initial shareholders and over $1.85 billion in cumulative distributions to all shareholders.
Our debt to equity ratio stood at 77.9% after subtraction of cash and equivalents at December 31, 2015, comparable to the 77.6% at June 30, 2015. Our objective is to sustain and grow net investment income per share in the coming quarters by focusing on matched-book funding to finance disciplined and accretive originations across our diversified lines of business. We are currently pursuing initiatives to lower our funding costs (including refinancing of existing liabilities at lower rates), opportunistically harvest certain controlled investments at a gain, optimize our origination strategy mix (including increasing our mix of online loans), repurchase shares at a discount to net asset value, and rotate our portfolio out of lower yielding assets into higher yielding assets while maintaining a significant focus on first lien senior secured lending.

Our net asset value (“NAV”) on December 31, 2015 stood at $9.65 per share, a decrease of $0.52 in comparison to the value of $10.17 at September 30, 2015, primarily due to unrealized depreciation based on volatility in the capital markets rather than fundamental credit issues. We estimate approximately 74% of the unrealized write-down we experienced this quarter related to macro changes in the capital markets as opposed to specific portfolio credit issues, approximately 18% related to energy-related companies in the portfolio and the remaining 8% related to specific non-energy individual credit matters. As of December 31, 2015, Prospect’s asset concentration in the energy industry stood at 3.2%, including Prospect’s first lien senior secured loans where third parties bear first loss capital risk.
As of December 31, 2015, 100% of Prospect’s assets across its portfolio are “Level 3” assets under ASC 820, meaning such assets are illiquid with unobservable inputs and with a requirement to use estimation techniques. When Prospect went public in 2004, Prospect’s Board of Directors instituted best practice in the business development company (“BDC”) industry by employing third party valuation firms to value 100% of the company's “Level 3” assets for each fiscal quarter using a positive assurance methodology. Prior to Prospect’s leading by example, other companies in the industry used self-valuations, sampling, and other less robust methods for “Level 3” portfolio valuation. When determining the fair value of portfolio investments, the Audit Committee and the Board of Directors of the company, including our independent directors, consider not just recommendations from management but also a range of valuations from three independent valuation firms. The Board of Directors looks at several factors in determining where within the range to value each asset, including recent operating and financial trends for the asset, independent ratings obtained from third parties, comparable multiples for recent sales of companies within the industry, and discounted cash flow models. Final selected valuations have never been outside the range provided by third party valuation firms.

HIGHLIGHTS

Equity Values:
Net assets as of December 31, 2015: $3.431 billion
Net asset value per share as of December 31, 2015: $9.65

Second Fiscal Quarter Operating Results:
Net investment income: $100.9 million
Net investment income per share: $0.28
Distributable income: $99.9 million
Distributable income per share: $0.28
Dividends to shareholders per share: $0.25

Fiscal Year to Date Operating Results:
Net investment income: $192.1 million
Net investment income per share: $0.54
Taxable/distributable income: $191.6 million
Taxable/distributable income per share: $0.54
Dividends to shareholders per share: $0.50

Second Fiscal Quarter Portfolio and Investment Activity:
Portfolio investments acquired in quarter: $692.3 million
Total portfolio investments at fair market value at December 31, 2015: $6.180 billion
Number of portfolio companies at December 31, 2015: 130

PORTFOLIO AND INVESTMENT ACTIVITY

Our portfolio emphasis during the December 2015 quarter continued to prioritize secured lending. As of December 31, 2015, our portfolio at fair value consisted of 51.9% first lien, 18.8% second lien, 17.5% structured credit (with underlying first lien), 0.5% small business whole loan, 1.1% unsecured debt, and 10.2% equity investments.
We currently have multiple primary investment origination strategies, including non-control agented and syndicated lending in private equity sponsored and non-sponsored transactions, control investments in operating and financial companies, structured credit investments, real estate investments, and online lending. As of December 31, 2015, our control investments at fair value stood at 32.5% of our portfolio, compared to 31.3% at September 30, 2015.
With our scale team of approximately 100 professionals, one of the largest middle-market credit teams in the industry, we believe we are well positioned to select in a disciplined manner a small percentage of investment opportunities out of the thousands we source annually. Prospect closed over $1.8 billion of investments during the 2015 calendar year, generally replacing investments as they were repaid or exited.
Our portfolio’s annualized current yield stood at 13.3% across all performing interest bearing investments as of December 31, 2015, an increase of 1.0% over December 2014, an increase of 0.6% over June 2015 and an increase of 0.3% over September 2015. Distributions from equity positions that we hold are not included in this yield calculation. In many of our portfolio companies, we hold equity positions, ranging from minority interests to majority stakes, which we expect over time to contribute to our investment returns. We are seeking to enhance our yields by capitalizing on higher recent market spreads compared to prior years.
At December 31, 2015, our portfolio consisted of 130 long-term investments with a fair value of $6.180 billion. These investments span a diversified range of industries with no one industry representing more than 9.3% of the portfolio at fair value as of December 31, 2015. As of December 31, 2015, Prospect’s asset concentration in the energy industry stood at 3.2%, including Prospect’s first lien senior secured loans where third parties bear first loss capital risk. The fair market value of our loan assets on non-accrual as a percentage of total assets stood at approximately 0.5% at December 31, 2015, with approximately 0.2% residing in the energy industry.
With regard to non-accrual loans, we believe that equitizing some portion of an investment in a business going through significant cyclical or other difficulties is often preferable compared to the alternative of maintaining excessive debt on a balance sheet that cannot be serviced in the foreseeable future. With such capital structure flexibility, a management team can remain focused on boosting operational performance for long-term value generation.
We are pleased with the overall credit quality of our portfolio, with many of our companies generating year-over-year and sequential growth in top-line revenues and bottom-line profits. As of December 2015, our weighted average portfolio net leverage stood at 4.19 times earnings before interest, taxes, depreciation, and amortization (“EBITDA”), down from 4.36 as of September 2015. As of December 2015, our weighted average EBITDA per portfolio company stood at approximately $48.6 million, up from $44.6 million as of September 2015.
During the December 2015 quarter, we completed five new and several follow-on investments aggregating $692.3 million, and received full repayment on six investments. Our sales, repayments, and scheduled amortization payments in the December 2015 quarter were $731.0 million, resulting in net investment exits of $38.7 million.
The majority of our portfolio consists of sole agented middle-market loans that we have originated, selected, negotiated, structured, and closed. In recent years we have perceived the risk-adjusted reward to be superior for agented, self-originated, and anchor investor opportunities compared to the broadly syndicated market, causing us to prioritize our proactive sourcing efforts. Our proprietary Prospect call center initiative has enabled us to source investment opportunities we may not have seen otherwise. We anticipate that the calling effort will contribute to our business in the upcoming years.
During the December 2015 quarter, our originations comprised 45% third party sponsor deals, 40% online lending, 7% syndicated debt, 3% operating buyout and 5% real estate.
Our activity during the December 2015 quarter included the following transactions:

•	On October 2, we provided $17.5 million of first lien senior secured debt to Easy Gardener Products, Inc., a designer, marketer, and manufacturer of branded lawn and garden products.

•	On October 9, BAART Programs, Inc. repaid our $42.9 million loan.

•	On October 16, we made a $37.0 million second lien secured debt investment in Universal Fiber Systems, LLC, a manufacturer of custom and specialty fiber products used in high performance applications.

•	On October 21, Aderant North America, Inc. repaid our $7.0 million loan.

•
On November 2, we provided $50.0 million of first lien senior secured debt to Coverall North America, Inc., a leading franchiser of commercial cleaning businesses, to replace our existing $49.6 million existing first lien loan in a change of control transaction.

•	On November 6, we made a $20.0 million second lien secured debt investment in SCS Merger Sub, Inc., a value-added reseller of data center-focused hardware, software and related services.

•	On November 9 and December 28, we made a combined $30.1 million follow-on first lien senior secured debt investment in System One Holdings, LLC, to support an acquisition.

•	In November 2015, we sold our $14.8 million debt investment in American Gilsonite for $10.6 million.

•	On November 30, Tolt Solutions, Inc. repaid our $96.4 million loan.

•
On December 3, we provided $245.9 million of first lien senior secured debt to Broder Bros., Co., a leading distributor of imprintable sportswear and accessories in the United States, to replace an existing $246.1 million existing loan and to support an acquisition.

•	On December 23, Stauber Performance Ingredients, Inc. repaid our $16.8 million loan.

•
During the quarter, we made several investments totaling $93.2 million to support the online consumer lending initiative at National Property REIT Corp. (“NPRC”) and $32.0 million to purchase small business loans from OnDeck Capital, Inc. (“OnDeck”).

Since December 31, 2015 (in the current March 2016) quarter, we have completed new and follow-on investments of $9.6 million, sold two structured credit investments for $32.9 million and received partial repayments of $6.8 million, including:

•
During the period from January 1 through February 9, we made one follow-on investment in NPRC totaling $2.0 million to support our online consumer lending initiative. On January 20, 2016, NPRC repaid $6.8 million of our outstanding loan.

•	During the period from January 1 through February 9, our wholly-owned subsidiary Prospect Small Business Lending, LLC purchased $7.6 million of small business whole loans from OnDeck.

•
On January 21, we sold our investment in the Class D and E notes of a CLO, CIFC Funding 2011-I, Ltd. for $32.9 million, generating a combined 12.8% realized IRR, 1.5 times cash on cash multiple, $4.0 million GAAP realized gain for the amount sale proceeds exceeded amortized cost of $28.9 million, and $1.3 million premium compared to the valuation as of December 31, 2015.

Benefiting from the solid performance of several controlled positions in our portfolio, we have historically selectively monetized certain companies and may monetize other positions if we identify attractive opportunities for exit. As such exits materialize, we expect to reinvest such proceeds into new income-producing and other attractive opportunities. We are pleased with the overall performance of our controlled portfolio companies, and are actively exploring other new investment opportunities at attractive multiples of cash flow.
We and NPRC, through certain of NPRC’s wholly-owned subsidiaries, continued our investment in the online lending industry with a focus on super-prime, prime, and near-prime consumer and small business borrowers. We and NPRC currently hold $693.7 million of loans, across multiple third-party and captive origination and underwriting platforms. Our online business, which includes attractive advance rate financing for certain assets, is currently delivering a yield of approximately 17% (net of all costs and expected losses). In the past year we have closed and upsized four bank credit facilities and one securitization to support this business, with more credit facilities and securitizations expected in the future that we hope will enhance our investment returns through efficient financing utilization. We have multiple origination sources for the online business and expect to continue to diversify those sources in the future through our proactive efforts.
The investment performance of our structured credit business has exceeded our underwriting expectations, demonstrating one of the benefits of our strategy of pursuing majority stakes, working with world-class management teams, providing strong collateral underwriting through primary issuance, and focusing on the most attractive risk-adjusted opportunities. As of December 31, 2015, we were invested in $1.1 billion across our 40 structured credit investments with individual standalone financings non-recourse to Prospect and with our risk capped at the net investment amount. Our underlying structured credit portfolio consisted of over 3,179 loans and a total asset base of over $18.8 billion. As of December 31, 2015, our structured credit portfolio experienced a trailing twelve month default rate of 0.60%, or 94 basis points less than the broadly syndicated market trailing twelve month default rate of 1.54%. In the December 2015 quarter, our structured credit equity portfolio generated an annualized cash yield of 25.8% and an annualized GAAP yield of 17.8% based on December 31, 2015 fair value.
Prospect’s structured credit portfolio consists entirely of majority owned positions. Such positions can enjoy significant benefits compared to minority holdings in the same tranche. In many cases Prospect receives fee rebates and other special economics because of its majority position. As a majority holder, Prospect controls the ability to call a transaction in Prospect’s sole discretion in the future. Prospect has the option of waiting years to call a transaction in an optimal fashion rather than when loan asset valuations might be temporarily low. Prospect as majority investor can refinance liabilities on more advantageous terms (as we have done four times in the past year) and negotiate better terms to “Volckerize” a deal (i.e., remove a bond basket) in exchange for better terms from the debt investors in the deal (as we have done five times over the past year). Options can have significant embedded value as per Black-Scholes and other option valuation methods. Options typically have greater value with a greater time horizon. Subsequent to quarter end we sold two structured credit positions at 97.25% and 93.75% of par, above our September 30 and December 31, 2015 valuations, which we believe validates the quality of our structured credit portfolio.
Prospect’s structured credit equity portfolio has paid to Prospect an average 27.8% cash yield (based on December 31, 2015 fair value) in the 12 months ended December 31, 2015, demonstrating the robust performance of PSEC’s portfolio. We believe structured credit remains an attractive asset class given its strong historical performance. According to third party research:

•	The average annualized structured credit equity investment dividend since 2003 is over 22% including 7.8% in 2009, which was the lowest year on record.

•	Pre-credit crisis U.S. structured credit investments have outperformed other asset classes with an average return of 19.47% versus 8.49% for the U.S. high yield bond index and 11.78% for the S&P 500.

•	Over 98% of structured credit investments in the lifetime of the industry have realized a positive return to equity investors.
As a yield enhancement for our business, in the past year we launched an initiative to divest lower yielding loans from our balance sheet, thereby allowing us to rotate into higher yielding assets and to expand our ability to close scale one-stop investment opportunities with efficient pricing. So far in the June 2016 fiscal year, we have made three sales of such lower yielding investments totaling $74.3 million with a weighted average coupon of 6.0%. We receive recurring servicing fees paid by multiple loan purchasers in conjunction with certain divested loans. We expect additional similar sales in the future as a potential earnings contributor for the June 2016 fiscal year and beyond.
Business development companies like Prospect primarily make senior secured loans to private American companies for such purposes as growth, development, acquisitions, expansion, job hiring, and other purposes. BDCs historically have had low single digit percentage average loss rates because of disciplined underwriting standards, with third party research showing that BDCs have had lower loss rates than banks. For many of the middle-market private companies in which a BDC invests, traditional sources of financing like bank lending or public offerings often have limited availability. BDCs offer advantages to the companies that are in need of investment capital to grow since BDCs are also required to offer managerial assistance to the companies in which they invest.

LIQUIDITY AND FINANCIAL RESULTS

During the December 2015 quarter, we continued to utilize prudent leverage to enhance our returns, with our debt to equity ratio (after subtraction of cash and equivalents) standing at 77.9% at December 31, 2015. We continue to retain significant balance sheet strengths, including a majority of unencumbered assets, demonstrated access to diversified funding markets, matched-book funding, unsecured fixed-rate liability focus, and prudent debt to equity leverage. Our balance sheet also gives us the potential for future earnings as we harvest the benefits of the financing structures we have recently closed at an attractive cost due to our investment-grade ratings at corporate, revolving facility, and term debt levels.
We remain investment grade rated with a stable outlook, having refinanced two debt maturities in the past year, including our $150 million convertible note in December 2015 and our $100 million baby bond in May 2015. Looking into calendar year 2016, our only significant maturity is a $167.5 million convertible note due in August, which we anticipate refinancing through our lower cost $885 million revolver that is currently undrawn. If the need should arise to decrease our leverage ratio, we believe we could slow originations and allow repayments/exits to come in during the ordinary course. In calendar year 2015 we enjoyed over $1.8 billion of repayments which we view as validation of our strong underwriting and credit processes.
On August 29, 2014, we renegotiated and closed an expanded five and a half year revolving credit facility (the “Facility”). The Facility lenders had extended commitments of $885.0 million under the Facility as of December 31, 2015. The Facility includes an accordion feature which allows commitments to be increased to $1.5 billion in the aggregate. Interest on borrowings under the Facility is one-month LIBOR plus 225 basis points, a 50 basis point reduction from the previous rate, with no minimum LIBOR floor. The Facility continues to carry an investment-grade Moody’s rating of Aa3.
We have significantly diversified our counterparty risk. The current count of 22 institutional lenders in the Facility compares to five lenders at June 30, 2010 and represents one of the most diversified bank groups in our industry.
As we make additional investments, we generate additional availability to the extent such investments are eligible to be placed into the borrowing base. The revolving period of the Facility extends through March 2019, with an additional one-year amortization period to March 2020, with distributions allowed after the completion of the revolving period.
Our repeat issuance in the 5-year to 30-year unsecured term debt market has extended our liability duration, thereby better matching our assets and liabilities for balance sheet risk management.
During the period from December 21, 2010 to April 11, 2014, we issued $1.25 billion in principal amount of convertible notes in six issuances (“Convertible Notes”). The notes bear interest at rates ranging from 4.75% to 6.25% and are due at various dates between December 15, 2015 and April 15, 2020. On December 15, 2015, we repaid the outstanding principal and interest amount of the 2015 Notes.
On May 1, 2012, we issued $100.0 million in principal amount of 6.95% unsecured notes due November 2022 (the “2022 Baby Bond Notes”). On May 15, 2015, we redeemed these 2022 Baby Bond Notes to reduce our cost of debt financing, and we received full quarter benefits from this debt cost reduction in the current December 2015 quarter.
On March 15, 2013, we issued $250.0 million in aggregate principal amount of 5.875% unsecured notes due March 2023 (the “2023 Notes”).
On April 7, 2014, we issued $300.0 million aggregate principal amount of 5.00% unsecured notes due July 15, 2019 (the “2019 Notes”). Included in the issuance is $45.0 million of Prospect Capital InterNotes® that was converted into the 2019 Notes.

On December 10, 2015, we issued $160.0 million aggregate principal amount 6.25% unsecured notes due on June 15, 2024 (the “2024 Baby Bond Notes”).
On February 16, 2012, we entered into a Selling Agent Agreement for our issuance and sale from time to time of senior unsecured program notes (the “Program Notes,” and together with the Convertible Notes, 2024 Baby Bond Notes, 2023 Notes and 2019 Notes, the “Unsecured Notes”). Since initiating the program, we have issued approximately $1.03 billion of Program Notes ($894.1 million outstanding after redemptions and exchanges, including settlements, as of December 31, 2015). These notes were issued with interest rates ranging from 3.32% to 7.00% with a current weighted average rate of 5.19%. These notes mature between October 15, 2016 and October 15, 2043.
The Unsecured Notes are general unsecured obligations of Prospect, with no financial covenants, no technical cross default provisions, and no payment cross default provisions with respect to our revolving credit facility. The Unsecured Notes have no restrictions related to the type and security of assets in which Prospect might invest. These Unsecured Notes have an investment-grade Kroll rating of BBB+ and S&P rating of BBB-. As of December 31, 2015, Prospect held approximately $4.7 billion of unencumbered investments on its balance sheet, representing approximately 76% of Prospect’s portfolio, in a manner we believe highly beneficial and differentiated among BDCs for holders of Unsecured Notes and for Prospect shareholders.
We currently have no money drawn under our Facility. Assuming sufficient assets are pledged to the Facility and that we are in compliance with all Facility terms, and taking into account our cash balances on hand, we have over $707 million of new Facility-based investment capacity. Any principal repayments, other monetizations of assets, issuances of debt and other capital, or increases in our Facility size may further increase our investment capacity.
For the eighth straight year, Prospect recently received authorization from shareholders for the option to issue shares below NAV as required by regulation. We, like many other BDCs, seek and receive such annually-required shareholder approval to improve the credit profile of the business relative to debt holders in order to reduce borrowing costs and enhance access to debt capital markets. Prospect has been a responsible steward of this authorization with zero shares issued below NAV in calendar year 2015 and to date in calendar year 2016. In addition, over 90% of shares issued in the past three fiscal years have been at a premium to NAV, resulting in accretion of $0.16 per share. Prospect has no intention to pursue a dilutive equity offering.
On July 28, 2015, we began repurchasing our shares of common stock as they were trading at a significant discount to NAV. Since that time, we have repurchased 4,708,750 shares of common stock at an average price of $7.25 per share. Repurchases total approximately $34.1 million to date.
We believe there is no greater alignment between management and shareholders than for management to own a significant amount of stock, particularly when such stock is purchased on the open market as with Prospect. Management is the largest shareholder in Prospect and has never sold a share. Management on a combined basis has purchased at cost over $110 million of stock in Prospect, including over $50 million in December 2015 alone.
During each of the past five years ended September 30, 2015 (most peers have not yet reported for December 2015), Prospect has outperformed the peer medians for dividends plus change in net asset value per share, which we believe is an important metric of fundamental performance. Similarly, we have outperformed the peer medians on this metric over the last one, three, five, and 10 year periods, a record of consistency almost no other peers can match. Our diversified origination platform has allowed Prospect to produce strong investment yields, as evidenced by our dividend/NAV yield and NII yield, each of which are more than 200 bps higher than peer medians over the past five years. Our yields help drive a return on equity that is more than 200 bps higher than the peer group over this same period.
Note: For data in the previous paragraph, as shown in our corporate presentation, dividends plus change in net asset value per share are compounded on a quarterly basis with investors purchasing and selling shares of our common stock at prevailing market prices, which may be higher or lower than NAV. Information related to past performance, while potentially helpful as an evaluative tool, is not necessarily indicative of future results. The source for this information is Prospect analysis of Capital IQ data on constituents of the WF BDC Index for which there is data for each entire period.

EARNINGS CONFERENCE CALL
Prospect will host an earnings conference call on Wednesday, February 10, 2016, at 10:00 am. Eastern Time. The conference call dial-in number will be 888-338-7333. A recording of the conference call will be available for approximately 30 days. To hear a replay, call 877-344-7529 and use passcode 10079897. The updated Prospect corporate presentation is available on the Investor Relations tab at www.prospectstreet.com.
The conference call will also be available via a live listen-only webcast on Prospect’s website, www.prospectstreet.com. Please allow extra time prior to the call to visit the site and download any necessary software that may be needed to listen to the Internet broadcast. A replay of the audio webcast will be available on Prospect’s website for approximately 30 days following the conference call.

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except share and per share data)

	December 31, 2015	June 30, 2015
	(Unaudited)	(Audited)
Assets
Investments at fair value:
Control investments (amortized cost of $2,006,363 and $1,894,644, respectively)	$2,008,634	$1,974,202
Affiliate investments (amortized cost of $2,228 and $45,150, respectively)	3,368	45,945
Non-control/non-affiliate investments (amortized cost of $4,372,819 and $4,619,582, respectively)	4,167,668	4,589,411
Total investments at fair value (amortized cost of $6,381,410 and $6,559,376, respectively)	6,179,670	6,609,558
Cash and cash equivalents	78,354	110,026
Receivables for:
Interest, net	15,120	20,408
Other	2,473	2,885
Prepaid expenses	765	757
Deferred financing costs	53,990	54,420
Total Assets	6,330,372	6,798,054

Liabilities
Revolving Credit Facility (Notes 4 and 8)	58,000	368,700
Convertible Notes (Notes 5 and 8)	1,089,500	1,239,500
Public Notes (Notes 6 and 8)	708,191	548,094
Prospect Capital InterNotes® (Notes 7 and 8)	894,125	827,442
Commitments and Contingencies (Note 3)	—	—
Due to broker	—	26,778
Interest payable	40,807	39,659
Dividends payable	29,616	29,923
Due to Prospect Administration (Note 13)	7,848	4,238
Due to Prospect Capital Management (Note 13)	57,182	2,550
Accrued expenses	5,167	3,408
Other liabilities	8,509	4,713
Total Liabilities	2,898,945	3,095,005
Net Assets	$3,431,427	$3,703,049

Components of Net Assets
Common stock, par value $0.001 per share (1,000,000,000 common shares authorized; 355,411,712 and 359,090,759 issued and outstanding, respectively) (Note 9)	$355	$359
Paid-in capital in excess of par (Note 9)	3,955,406	3,975,672
Accumulated overdistributed net investment income	(4,449)	(21,077)
Accumulated net realized loss on investments and extinguishment of debt	(318,145)	(302,087)
Net unrealized (depreciation) appreciation on investments	(201,740)	50,182
Net Assets	$3,431,427	$3,703,049

Net Asset Value Per Share (Note 16)	$9.65	$10.31

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Investment Income
Interest income:
Control investments	$51,429	$50,684	$103,373	$95,812
Affiliate investments	11	1,004	896	1,841
Non-control/non-affiliate investments	88,161	97,331	181,869	196,109
Structured credit securities	46,902	39,795	91,668	79,192
Total interest income	186,503	188,814	377,806	372,954
Dividend income:
Control investments	13,545	2,651	16,758	3,410
Affiliate investments	—	(651)	—	778
Non-control/non-affiliate investments	1	—	3	22
Money market funds	—	11	—	26
Total dividend income	13,546	2,011	16,761	4,236
Other income:
Control investments	3,270	3,069	5,679	8,732
Affiliate investments	—	—	—	226
Non-control/non-affiliate investments	5,872	4,989	9,196	14,756
Total other income (Note 10)	9,142	8,058	14,875	23,714
Total Investment Income	209,191	198,883	409,442	400,904
Operating Expenses
Investment advisory fees:
Base management fee (Note 13)	31,781	34,034	64,735	67,199
Income incentive fee (Note 13)	25,224	22,831	48,034	46,447
Total investment advisory fees	57,005	56,865	112,769	113,646
Interest and credit facility expenses	42,205	42,244	84,162	85,158
Legal fees	737	395	2,152	1,558
Valuation services	400	459	863	909
Audit, compliance and tax related fees	1,192	924	3,069	1,591
Allocation of overhead from Prospect Administration (Note 13)	2,000	3,014	6,178	5,430
Insurance expense	213	121	439	252
Directors’ fees	94	94	188	188
Excise tax	1,300	1,775	1,300	1,775
Other general and administrative expenses	3,152	1,667	6,187	4,609
Total Operating Expenses	108,298	107,558	217,307	215,116
Net Investment Income	100,893	91,325	192,135	185,788

Net realized losses on investments	(5,318)	(133,102)	(7,453)	(156,013)
Net change in unrealized (depreciation) appreciation on investments	(190,647)	127,747	(251,922)	140,303
Net realized and unrealized losses on investments	(195,965)	(5,355)	(259,375)	(15,710)
Net realized losses on extinguishment of debt	(48)	—	(63)	—
Net (Decrease) Increase in Net Assets Resulting from Operations	$(95,120)	$85,970	$(67,303)	$170,078
Net (decrease) increase in net assets resulting from operations per share	$(0.27)	$0.24	$(0.19)	$0.49
Dividends declared per share	$(0.25)	$(0.33)	$(0.50)	$(0.66)

PROSPECT CAPITAL CORPORATION AND SUBSIDIARIES
ROLLFORWARD OF NET ASSET VALUE PER SHARE
(in actual dollars)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Per Share Data
Net asset value at beginning of period	$10.17	$10.47	$10.31	$10.56
Net investment income(1)	0.28	0.26	0.54	0.53
Net realized loss on investments(1)	(0.01)	(0.38)	(0.02)	(0.45)
Net change in unrealized appreciation (depreciation) on investments(1)	(0.54)	0.36	(0.71)	0.41
Dividends to shareholders	(0.25)	(0.33)	(0.50)	(0.66)
Common stock transactions(2)	—	(0.03)	0.03	(0.04)
Net asset value at end of period	$9.65	$10.35	$9.65	$10.35

(1)	Financial highlights are based on the weighted average number of common shares outstanding for the period presented (except for dividends to shareholders which is based on actual rate per share).

(2)
Common stock transactions include the effect of our issuance of common stock in public offerings (net of underwriting and offering costs), shares issued in connection with our dividend reinvestment plan, shares issued to acquire investments and repurchases of common stock below net asset value pursuant to our Repurchase Program.

RECONCILIATION OF GAAP NET INVESTMENT INCOME TO DISTRIBUTABLE INCOME
Below is a reconciliation of our NII to distributable income for the three months ended September 30, 2015 (in thousands of dollars, except share and per share data, with all distributable income numbers as current estimates not to be finally determined and announced until after we file our tax returns for our August 31, 2015 and August 31, 2016 tax years):

GAAP Net Investment Income to Distributable Income	Three Months Ended December 31, 2015	Six Months Ended December 31, 2015
GAAP Net Investment Income	$100,893	$192,135
Taxable income in excess of book income from CLO investments	(932)	1,219
Non-deductible federal excise tax expense	1,300	1,300
Taxable loss from pass-through controlled companies	(1,426)	(3,121)
Other net additions to distributable income	31	78
Distributable Income	$99,866	$191,611
Weighted average shares of common stock outstanding	355,241,104	356,101,673
Distributable Income per Share	$0.28	$0.54

ABOUT PROSPECT CAPITAL CORPORATION
Prospect Capital Corporation (www.prospectstreet.com) is a business development company that focuses on lending to and investing in private businesses. Our investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.
We have elected to be treated as a business development company under the Investment Company Act of 1940 (“1940 Act”). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state rules and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to us could have an adverse effect on us and our shareholders.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, whose safe harbor for forward-looking statements does not apply to business development companies. Any such statements, other than statements of historical fact, are highly likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under our control, and that we may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from any forward-looking statements. Such statements speak only as of the time when made, and we undertake no obligation to update any such statement now or in the future.
For additional information, contact:
Grier Eliasek, President and Chief Operating Officer
grier@prospectstreet.com
Telephone (212) 448-0702